EXHIBIT A

AGREEMENT AS TO JOINT FILING

Pursuant to Regulation Section 240.13d-1(f)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13D Amendment relating to K-Tel International, Inc. is being filed on behalf of each of the undersigned.

Dated: February 17, 2003

K-5 LEISURE PRODUCTS, INC.

	/s/ P. Kives	By:	/s/ P. Kives
Philip Kives		Its:	President

NATIONAL DEVELOPMENTS LTD.

By:	/s/ P. Kives
Its:	President